Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-200621, No. 333-203067 and No. 333-211397) and Form S-8 (No. 333-184707) of MPLX LP of our report dated February 24, 2017, relating to the consolidated financial statements of MPLX Terminals LLC, which appears in this Current Report on Form 8-K of MPLX LP.
/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
March 2, 2017